Exhibit 10.38

ACCELERANT HOLDINGS

SHARE INCENTIVE PLAN

RESTRICTED SHARE UNITS AGREEMENT

Any capitalized terms used but not defined in this Restricted Share Units Agreement (the “RSU Agreement”) shall have the meanings ascribed to such terms in the Accelerant Holdings Share Incentive Plan (as amended from time to time, the “Plan”). In case of discrepancy between the RSU Agreement and the Plan, the latter shall prevail.

I. NOTICE OF RESTRICTED SHARE UNITS GRANT

Name:

Address:

United States

The Company now desires to grant the Holder Restricted Share Units pursuant to the Plan, as set forth below, subject to the terms and conditions of the Plan and this RSU Agreement, as follows:

Date of Grant: [  ], 2025.

Total Number of RSUs Granted: [   ] Restricted Share Units, which represent 0.65% of the outstanding Shares immediately before giving effect to the primary proceeds of the IPO.

Vesting Schedule: Twenty-five percent (25%) of the Restricted Share Units shall become vested on the one-year anniversary of the Date of Grant and six and one-quarter percent (6-1/4%) of the Restricted Share Units shall become vested on the first day of each of the twelve (12) calendar quarters beginning after such anniversary if, and only if, Holder is, and has been continuously, a Service Provider through and including such dates.

Notwithstanding the foregoing, upon the occurrence of a Change in Control while Holder continues to be a Service Provider, one hundred percent (100%) of the Restricted Share Units shall become vested.

Termination: Any unvested portion of the Restricted Share Units shall immediately terminate upon Holder becoming a Bad Leaver.

Any unvested portion of the Restricted Share Units shall immediately terminate upon Holder becoming a Good Leaver. However, if such cessation of service is due to Holder’s termination by the Company without Cause, Holder’s death, or Holder’s Disability, the vested portion of such Restricted Share Units shall be determined as if Holder had remained a Service Provider for twelve (12) additional months.

Restricted Share Units Subject to Acceptance of Agreement: The grant of Restricted Share Units hereunder shall be null and void unless Holder shall accept this RSU Agreement by executing such RSU Agreement in the space provided below and returning an original execution copy of the RSU Agreement to the Company within fifteen (15) days after the date that this RSU Agreement is first made available to Holder for execution.

For purposes of this RSU Agreement:

“Affiliate”, when used with reference to any Person, means any other Person (i) Controlled by such first Person, (ii) capable of Controlling such first Person, or (iii) with which such first Person is under the common Control of another; provided that any Person serving as the investment advisor to or manager of a limited partnership shall be deemed an Affiliate of such limited partnership.

“Bad Leaver” means Holder is terminated as a Service Provider for Cause, or Holder ceases being a Service Provider at a time when Cause exists, as determined by the Committee in good faith.

“Business Interests” means any business ventures in which the Company or any Subsidiary is entitled to a share of the revenue or profits, any minority equity interests, or any other business including, but not limited to, managing general agencies (MGAs), brokers or other insurance intermediaries in each case which the Company or any Subsidiary holds an interest in (whether or not Controlling).

“Cause” means (a) “Cause” as defined in any Company Agreement, or (b) in the absence of any such definition, Holder’s (i) commission of a felony or a crime involving moral turpitude or commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers, vendors or Service Providers, (ii) substantial and repeated failure to perform duties of the office held by Holder as reasonably directed by the Company (other than as a result of Holder’s Disability), (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or any of their customers, vendors or Service Providers, (iv) conduct which could reasonably be expected to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (v) material breach of any Company Agreement and/or (f) material failure to observe policies or standards regarding employment practices (including non-discrimination and sexual harassment policies) as approved by the Company from time to time.

“Client” means any person, firm, company or other undertaking who is a client of any Group Company or Business Interests and with whom the Manager dealt to a material extent during the Relevant Period.

“Company Agreement” means any employment agreement, consulting agreement, offer letter, non-competition, non-solicitation, confidentiality, intellectual property or other restrictive covenant agreement or any other similar agreement between Holder and the Company or any of its Subsidiaries.

“Competing Business” means any business in the Territory which competes with any business carried on by the Company, any Subsidiary or any Business Interests, in which the Holder was materially involved at any time during the Relevant Period.

“Confidential Information” information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Subsidiary for the time being confidential to the Company or any Subsidiary and trade secrets including, without limitation, technical data and know-how relating to the business of the Company, any Subsidiary or any of their business contacts, including in particular (by way of illustration only and without limitation) any contracts between the Company and/or any Subsidiary and any of their business partners, rate filings overseen by the Company and/or any Subsidiary or its managing general agencies, underwriting data, any other general non- public information shared by managing general agency partners with the Company or any Subsidiary, and details of reinsurance schemes.

“Control” means, in respect of any Person, the power to manage or govern such Person, or to appoint the managing and governing bodies of such Person or a majority of the members thereof, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner).

“Data” means Holder’s name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares, options to purchase Shares, or directorships held in the Company and details of all Shares, options, to purchase Shares or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in Holder’s favor.

“Disability” means the disability of Holder caused by any physical or mental injury, illness or incapacity as a result of which Holder is, or is reasonably expected to be, unable to effectively perform the essential functions of Holder’s duties for a substantially continuous period of more than 120 days or for any 180 days (whether or not continuous) within a 365 day period, as determined by the Committee in good faith.

“Good Leaver” means Holder ceases being a Service Provider under circumstances that do not cause Holder to be or become a Bad Leaver.

“Group” means the Company and its Subsidiaries, and Group Company shall be construed accordingly.

“Intellectual Property” means any discovery, formula, trade secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any proprietary information.

“IRS” means the U.S. Internal Revenue Service.

“Key Employee” means any person employed or engaged by the Company or any Subsidiary or Business Interests for which the Holder was required to perform duties at any time during the Relevant Period in a senior sales, marketing, operations, underwriting, IT or executive management role or whose gross annual remuneration or fees (or, if part-time, the full-time equivalent) at the Termination Date was £50,000 or more (or the equivalent in any other currency as converted at the Termination Date) and with whom the Holder had material dealings.

“Promised Interest” means any oral or written promise to grant any Restricted Share Units, Shares, options to purchase Shares, or any other equity or equity-related interest in the Company or any Subsidiary, including, but not limited to any promise set forth in an offer letter or other agreement with a Subsidiary and/or related oral discussions.

“Prospective Client” means any person, firm, company or other undertaking with whom or which, at any time during the Relevant Period, the Company or any Subsidiary or Business Interests was in discussion with a view to providing goods or services, and in which discussions the Holder was involved (other than on a minimal basis) or of which discussions the Holder had knowledge or about which discussions the Holder had access to Confidential Information.

“Relevant Period” means the period of 12 months ending with the Termination Date.

“Restricted Goods or Services” means goods or services of the same type as, or similar to, goods and/or services supplied by the Company or any Subsidiary or Business Interests (i) at the Termination Date, or (ii) at any time during the Relevant Period.

“Required Tax Payment” means such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes and social insurance contributions with respect to any vesting, settlement or disposition of the Restricted Share Units.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means providing services to the Company or any of its Subsidiaries as an employee, consultant or director.

“Supplier” means any person, firm, company or other undertaking who or which provides goods or services (other than utilities or administration-related supplies) to the Company or any Subsidiary or Business Interests and with whom the Holder dealt to a material extent at any time during the Relevant Period.

“Termination Date” means the date on which the service of the Holder as an employee of or consultant to the Company or any of its Subsidiaries (based on the terms of his or her employment or service agreement) actually terminates for whatever reason.

“Termination Event” means (i) the Holder is no longer employed or engaged (directly or indirectly) in any manner with the Company or any Subsidiary or Affiliate thereof for any reason other than retirement after the attainment of at least age 65 and the completion of at least five years of service with the Company or any Affiliate or termination by the Company or any Affiliate without Cause (or has given or received notice that such employment or engagement is or will be terminated for any reason other than retirement or termination by the Company or any Affiliate without Cause), or (ii) any Restricted Share Units held by the Holder are transferred (or the Company determines, in its sole discretion, acting reasonably, that such Restricted Share Units Shares are reasonably likely to be transferred) to any Person by reason of the death or bankruptcy of the Holder or otherwise by operation of law, regulation, directive, court order, governmental authority decision, requirement or administrative practice.

“Territory” means any country in which at the Termination Date the Company or any Subsidiary or Business Interests carried on business and continues to carry on business.

“Third Party Information” means confidential or proprietary information received by the Company or a Subsidiary from any of its direct or indirect securityholders, Affiliates and/or another third party.

II. AGREEMENT

1. Grant of Restricted Share Units and Cancellation of Prior Awards. The Committee hereby grants to the Holder the number of Restricted Share Units set forth in the Notice of Restricted Share Units Grant, subject to the terms and conditions of this RSU Agreement and of the Plan, which are incorporated herein by reference. In the event of any conflict between the terms and conditions of the Plan and this RSU Agreement, the terms and conditions of the Plan shall prevail.

2. Holder’s Representations. In the event the Shares are not registered under the Securities Act at the time all or any portion of the Restricted Share Units become vested, the Holder shall, concurrently with such exercise, deliver to the Company a statement of such investment representations as the Company may require.

3. Restrictive Covenants.

(a) Generally. The Holder undertakes to the Group that he or she will not, without the prior written consent of the Company or a Subsidiary, on his or her own behalf or on behalf of, or in conjunction with, any company, firm or other person:

(i) for a period of twenty four (24) months from the Termination Date, be engaged, interested or concerned whether as principal, agent, representative, partner, director, employee, joint venture, investor, consultant or any other capacity in any Competing Business, except that the Holder may hold up to 5% of any class or securities of any company listed or dealt in on a recognized investment exchange; or

(ii) for a period of twenty four (24) months from the Termination Date, on behalf of a Competing Business: (A) be involved with the provision of goods or services to, or otherwise have any business dealings with any Client in relation to Restricted Goods or Services; or (B) be involved with the provision of goods or services to, or otherwise have any business dealings with any Prospective Client in relation to Restricted Goods or Services; or

(iii) for a period of twenty four (24) months from the Termination Date, on behalf of a Competing Business, entice or solicit, or endeavor to entice or solicit, any Client to provide custom or business in relation to Restricted Goods or Services; or

(iv) for a period of twenty four (24) months from the Termination Date, on behalf of a Competing Business, entice or solicit, or endeavor to entice or solicit, any Prospective Client to provide custom or business in relation to Restricted Goods or Services; or

(v) for a period of twenty four (24) months from the Termination Date be directly involved in the employment of any Key Employee with a view to such Key Employee working for or providing services to a Competing Business; or

(vi) for a period of twenty four (24) months from the Termination Date, entice or solicit, or endeavor to entice or solicit, any Key Employee away from any Group Company, with a view to such Key Employee working for or providing services to a Competing Business; or

(vii) for a period of twenty four (24) months from the Termination Date, entice or solicit, or endeavor to entice or solicit, any Supplier away from any Group Company, with a view to such Supplier providing goods or services to a Competing Business; or

(viii) for a period of twenty four (24) months from the Termination Date, on behalf of a Competing Business, have any business dealings with any Supplier; or

(ix) at any time after the Termination Date, represent himself as connected with the Company or any Subsidiary in any capacity, other than as a former employee, director or (if that is the case) shareholder, or use any registered business names or trading names associated with the Company or any Subsidiary.

(b) Non-Disparagement. Whether during or after the term of the Holder’s service as an employee of or consultant to the Company or any Subsidiary, the Holder shall not disparage, defame or discredit any member of the Group or any of its direct or indirect securityholders or Affiliates, nor shall the Holder interfere with or disrupt the business activities of any member of the Group or any of its direct or indirect securityholders or Affiliates, or engage in any activity which would have the effect of interfering with or disrupting the business activities of any member of the Group or any of its direct or indirect securityholders or Affiliates; provided, however, that nothing in this subsection (b) or elsewhere in this Agreement shall prevent the Holder from engaging in “whistleblowing” or other activities expressly protected by applicable law, to the extent so protected.

(c) Intellectual Property. In the event that during the Holder’s service as an employee of or consultant to the Company or any of its Subsidiaries the Holder generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any Intellectual Property in connection with his or her service as an employee of or a consultant to the Company or any of its Subsidiaries, the Holder acknowledges that such Intellectual Property shall be the exclusive property of the Company and its Subsidiaries and the Holder hereby irrevocably waives any right he or she may have to be identified of the owner of Intellectual Property or otherwise obtain any benefit in relation thereto. Notwithstanding the foregoing, the Holder shall (to the extent permitted by law) take all reasonable steps and give all declarations reasonably required or requested by the Company or such Subsidiary to assign the Holder’s entire right, title and interest in and to all Intellectual Property to the Company or its relevant Subsidiary. The Holder acknowledges that the Holder does not now nor has the Holder ever owned, nor has the Holder ever made, any materials prior to the commencement of the Holder’s service as an employee of or consultant to the Company or its Subsidiaries that relate to the Company’s and/or its Subsidiaries’ actual or anticipated business, research and development or existing or planned future products or services.

(d) Third Party Information. The Holder understands that the Company and its Subsidiaries will receive Third Party Information subject to a duty on the Company’s and/or its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Holder’s service as an employee of or consultant to the Company or any of its Subsidiaries and thereafter, the Holder has held and will hold Third Party Information in the strictest confidence and has not disclosed and will not disclose to anyone (other than personnel and consultants of the Company and its Subsidiaries who need to know such information in connection with their work for the Company or any of its Subsidiaries) or use, except in connection with the Holder’s work for the Company or any of its Subsidiaries, Third Party Information, unless expressly authorized by the Company and/or its Subsidiaries in writing or expressly permitted by law.

(e) Trade Secrets. During the Holder’s service as an employee of or consultant to the Company or any of its Subsidiaries, the Holder has not improperly used or disclosed and will not improperly use or disclose any trade secrets or other Confidential Information, if any, of any former employers or any other person to whom the Holder has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its Subsidiaries any unpublished documents or any property belonging to any former employer or any other person to whom the Holder has an obligation of confidentiality unless consented to in writing by the former employer or person. The Holder will use in the performance of the Holder’s duties only information which is (i) generally known and used by persons with training and experience comparable to the Holder’s and which is (x) common knowledge in the industry, or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or any of its Subsidiaries, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom the Holder has an obligation of confidentiality, approved for such use in writing by such former employer or person. Furthermore, the Holder acknowledges that in the course of the Holder’s engagement with or service as an employee of the Company or its Subsidiaries that the Holder may become familiar with the Company’s or another member of the Group’s or its Business Interests’ trade secrets and that the Holder has and will become familiar with the Confidential Information concerning the Company and the other members of the Group or its Business Interests and that the Holder’s services are and will be of special, unique and extraordinary value to the Company and/or its Subsidiaries.

(f) Reasonableness. The Holder acknowledges that the terms of this Section 3 are reasonable and necessary for the protection of the Company, its Subsidiaries, Affiliates and Business Interests and are an essential inducement to the Company’s issuance of the Restricted Share Units to the Holder. Accordingly, the Holder shall be bound by the provisions hereof to the maximum extent permitted by applicable law, it being the intent and spirit of the Parties that the terms of this Section 3 be fully enforceable. However, the Parties further agree that, if any of the provisions of this Section 3 shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.

(g) Unique Nature of Services. The Holder acknowledges that the services to be rendered by the Holder to the Company and/or its Subsidiaries and Business Interests are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof the Holder agrees and consents that if the Holder violates the provisions of this Section 3, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall, to the extent permitted by applicable law, be entitled to seek an injunction to be issued or specific performance to be required restricting the Holder from committing or continuing any such violation without the need to establish irreparable damages to its rights.

(h) Garden Leave. In the event that the Group exercises any rights it has, if relevant under applicable law, to put the Holder on garden leave pursuant to his or her relevant employment or service agreement, the duration of the restrictions in Section 3(a)(i) to 3(a)(viii) above shall be reduced by any period of time spent by the Holder on garden leave immediately prior to the date on which the employment of the Holder (on the terms of his or her employment or service agreement) terminates.

4. Other Agreements. As a condition to the settlement of any Restricted Share Units in Shares, the Holder agrees to sign any documents reasonably required of a shareholder, including, but not limited to, any lock-up agreement, voting agreement or co-sale agreement applicable with respect to the Shares under such award. Subject to the terms of any such other agreement, the Holder may continue to hold Shares acquired pursuant to this RSU Agreement after the termination of the Holder’s service with the Company and its Subsidiaries.

5. Vesting and Settlement. Upon the vesting of any Restricted Share Units, the Company shall cause to be delivered to the Holder whole Shares equal to the number of such Units that became vested, plus cash for any fractional unit that became vested, in each case subject to the satisfaction of any tax obligations under Section 9.

6. Dividend Equivalents. If the Company declares and pays any dividend with respect to the Shares underlying unvested Restricted Share Units, the Holder shall be credited with an amount equivalent to such dividend, and such dividend equivalent shall be paid to the Holder upon the vesting of the corresponding Shares, in each case subject to the satisfaction of any tax obligations under Section 9.

7. Restrictions on Settlement. Upon the vesting of any Restricted Share Units, such Units shall not be settled in Shares, and shall instead be settled in cash, to the extent that the Committee determines that the issuance of such Shares upon such vesting would constitute a violation of any Applicable Law.

8. Non-Transferability of Restricted Share Units. The Restricted Share Units granted hereunder may not be transferred or pledged in any manner other than by will or by the laws of descent or distribution. The terms of the Plan and this RSU Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Holder.

9. Tax Obligations.

(a) Tax Withholding. Holder agrees to make appropriate arrangements with the Company (or the Subsidiary employing or retaining Holder) for all Required Tax Payments. Holder acknowledges and agrees that the Company may, in its discretion, refuse to deliver Shares in respect of any vesting of the Restricted Share Units or may deduct Required Tax Payments from any amount then or thereafter payable by the Company to Holder if any Required Tax Payments are not timely delivered in connection with such vesting.

(b) Section 457A of the Code. Holder agrees that if the IRS determines that the Restricted Share Units are deferred compensation subject to, and within the meaning of, Section 457A of the Code, Holder shall be solely responsible for Holder’s costs related to such a determination.

10. Personal Data. The Company may process Holder’s personal data, and shall do so in accordance with, and for the purposes set out in: (i) the Company’s Employee Privacy Notice, which can be obtained from the Board; and (ii) this RSU Agreement. Holder understands and acknowledges that the Company, Holder’s employer and the Company’s other Affiliates hold certain personal information regarding Holder for the purpose of managing and administering this RSU Agreement, including (without limitation) any Data. Holder further understands and acknowledges that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Holder’s participation in this RSU Agreement and that the Company and/or any Affiliate may each further transfer Data to any third party assisting the Company in the implementation, administration and management of this RSU Agreement. Holder understands and acknowledges that the recipients of Data may be located in the United States or elsewhere.

11. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this RSU Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company (and/or the Subsidiary employing or retaining Holder) and Holder with respect to the subject matter hereof, and may not be modified adversely to Holder’s interest except by means of a writing signed by the Company and Holder. This RSU Agreement is governed by the internal substantive laws but not the choice of law rules of Delaware.

12. No Guarantee of Continued Service. HOLDER ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED SHARE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR RETAINING HOLDER) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE RESTRICTED SHARE UNITS OR ACQUIRING SHARES HEREUNDER. HOLDER FURTHER ACKNOWLEDGES AND AGREES THAT THIS RSU AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH HOLDER’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR RETAINING HOLDER) TO TERMINATE HOLDER’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE

13. Additional Provisions. In addition to the provisions set out in Section 5.10 of the Plan, the following terms shall apply in relation to the Holder and the Restricted Share Units.

(a) The rights and obligations of the Holder under the terms of his or her office or employment with the Company or any Group Company shall not be affected by the Holder’s participation under the Plan.

(b) The value of any benefit realized under the Plan by the Holder shall not be taken into account in determining any pension or similar entitlements.

(c) The Holder shall have no rights to compensation or damages on account of any loss in respect of the Restricted Share Units or the Plan where this loss arises (or is claimed to arise), in whole or in part, from termination of office or employment with, or notice to terminate office or employment given by or to, any Group Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.

(d) This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.

(e) The grant of the Restricted Share Units does not confer on the Holder any right to receive any further awards under the Plan at any time.

(f) Holder acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Share Units, subject to all the terms and provisions thereof. Holder has reviewed the Plan and this RSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this RSU Agreement and fully understands all terms and conditions of the Restricted Share Units. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this RSU Agreement. Holder further agrees to notify the Company upon any change in the residence address indicated below.

(g) By Holder’s signature below, Holder acknowledges and agrees that the grant of the Restricted Share Units is in full satisfaction of any Promised Interest. Accordingly, Holder hereby irrevocably and unconditionally releases and forever discharges the Company and any Subsidiary, and any successors, assigns, directors, officers, employees, consultants, agents, representatives, members, shareholders and affiliates of the Company and any Subsidiary, from any obligation to issue any securities of the Company or any Subsidiary or any other compensation in respect of the Promised Interest and from all any and all claims, liabilities or obligations, whether now existing or hereafter arising, which in any way relate to or arise out of the Promised Interest.

(h) Holder acknowledges that Holder has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

[Signature page follows]

HOLDER	ACCELERANT HOLDINGS

Signature	Signature

Printed Name	Printed Name

Address:	Title

United States

Date: , 2025